Exhibit 10.11.7

SendGrid Inc.
929 Pearl Street, Suite 200
Boulder, CO 80302

August 8, 2011

Michael Tognetti

Re: Offer of Employment with SendGrid, Inc.

Dear Michael:

SendGrid, Inc. (the “Company”) is very pleased to offer you employment as VP & General Counsel, beginning on September 6, 2011. This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1.                                      Duties. As a VP & General Counsel, you will be responsible for making sure SendGrid is operating within the law at all times as well as other duties as assigned. You will report to James Franklin, CEO, who will be primarily responsible for evaluating your performance. The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2.                                      Compensation and Benefits. Beginning on September 6, 2011 you will be compensated, and receive the benefits, according to the Compensation Plan attached hereto as Exhibit A. The Company may modify your compensation and benefits from time to time in its sole discretion. In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 66,000 shares of the Company’s Common Stock as determined by the Company’s Board of Directors or its Compensation Committee, The exercise price per share will be equal to the fair market value per share of Common Stock on the date the option is granted as determined by the Board of Directors. The option will be subject to the terms, conditions and vesting applicable to options granted under the Company’s 2009 Equity Incentive Plan, as described in that Plan and the applicable grant award documents.

3.                                      Company Agreements. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former company or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. While working for the Company from your personal residence or elsewhere, you also should not use any unpublished documents or property belonging to any former Company or other person to whom you have an obligation of confidentiality. During our discussions about your job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute the Company’s Employee Proprietary Information and Inventions Agreement. However, your commencement of employment shall constitute acceptance of all the terms and conditions in such Agreement, regardless of whether you have signed it.

4.                                      At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. Though your job duties, title, compensation, and benefits may change over time, none of these events change our agreement that you are an “at will” employee. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of your employment, and does not mean and should not be interpreted to mean that you are guaranteed employment for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company.

5.                                      Exempt Employment. The Company’s regular working day is from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.                                      Miscellaneous. This letter and any other documents subsequently signed by you constitute the complete and exclusive terms and conditions of your employment and supercede any and all prior agreements, whether written or oral. This agreement will be governed by and construed according to the laws of the State of Colorado. By joining the Company, you are agreeing to abide by all laws and regulations, all the Company policies and procedures and that you are bound by the terms and conditions of the Company’s Business Protection Agreement (if any). Violations of these policies may lead to immediate termination of employment in the Company’s sole discretion. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us at the Company. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Employee Proprietary Information and Inventions Agreement and return them to me by August 19, 2011. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely,

SendGrid, Inc.

By:	/s/ Chad Varra
Name: Chad Varra
Title: CFO

I have read this offer and I understand and accept its terms.

/s/ Michael Tognetti
Date: 8/8/11

EXHIBIT A

COMPENSATION

Your base salary compensation will be $175,000 per year.

You will also be eligible to participate in the benefit programs that SendGrid, Inc. (the “Company”) makes available to its employees. Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.